Filed Pursuant to Rule 424(b)(3)

Registration No. 333-294615

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 11, 2026)

RedCloud Holdings plc

Up to 10,000,000 Ordinary Shares

This Prospectus Supplement is being filed to update and supplement the information contained in the prospectus dated June 11, 2026 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1, as amended (File No. 333-294615) (the “Registration Statement”) with the information contained in the Current Report on Form 6-K filed with the Securities and Exchange Commission on June 16, 2026. Accordingly, we have attached the Current Report on Form 6-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus of up to 10,000,000 ordinary shares, par value £0.002 per share, of RedCloud Holdings plc, consisting of: (a) up to 5,000,000 ordinary shares that we may issue upon the conversion of that certain Senior Convertible Note issued to 3i, LP, dated February 27, 2026 and (b) up to 5,000,000 ordinary shares that we may issue upon the conversion of that certain Senior Convertible Note issued to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, dated February 27, 2026.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our ordinary shares are currently listed on The Nasdaq Capital Market under the symbol “RCT”. On June 17, 2026, the last reported sale price of our ordinary shares was $0.63 per share.

Investing in our ordinary shares involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this Prospectus Supplement and the Prospectus, including the risks and uncertainties described under “Risk Factors” beginning on page 9 of the Prospectus and those risk factors in the documents incorporated by reference for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 18, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2026

Commission File Number: 001-42557

RedCloud Holdings plc

(Registrant’s Name)

50 Liverpool Street,

London, EC2M 7PY, United Kingdom

(Address of Principal Executive Offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

As previously disclosed, on February 26, 2026, RedCloud Holdings plc (the “Company”) entered into securities purchase agreements (the “Note Purchase Agreements”) with certain institutional investors (the “Investors”), pursuant to which the Company issued and sold senior convertible notes in the aggregate principal amount of $4,347,826.08 (the “Notes”). The Notes are convertible into ordinary shares of the Company in accordance with their terms.

On June 15, 2026, in exchange for certain waivers, the Company entered into an amendment and waiver agreement (the “Waiver Agreement”) with the holders of the Notes. Pursuant to the Waiver Agreement, the parties agreed to amend certain terms of the Notes, including an adjustment of the aggregate principal amount to $4,987,489 and a reduction of the conversion price to $0.57 per ordinary share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RedCloud Holdings plc

By:	/s/ Justin Floyd
Name:	Justin Floyd
Title:	Chief Executive Officer

Date: June 16, 2026

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